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                                                                     EXHIBIT 2.2


                          AGREEMENT FOR STOCK PURCHASE


DATED:           October 4, 1996

BETWEEN:         Protection One Alarm Monitoring, Inc.
                 3900 SW Murray Blvd.
                 Beaverton, Oregon  97005                            ("Buyer")

AND:             Herbert H. Warrick, Jr.
                 Ramona L. Warrick
                 Russell E. VanDevanter
                 Maria M. VanDevanter                         ("Stockholders")


                                    RECITALS

                 A. Stockholders are the owners of all of the issued and outstanding shares of stock of all classes (the "SHI Stock") of Security Holdings, Inc., a Washington corporation ("Company");

                 B. Buyer desires to purchase the SHI Stock from Stockholders and Stockholders desire to sell all such shares of stock to Buyer in exchange for shares of common stock (the "Pro One Stock") of Protection One, Inc. ("Parent") on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Definitions. The following terms shall be defined as set forth below:

                 1.1      Alarm Accounts.

                 The term "Alarm Accounts" is defined as all installed monitored alarm accounts of the Company and all available records (including, without limitation, service and installation records), files, computer information, monitoring codes, upload codes, download codes, master codes, lock-out codes, communicator identification codes and goodwill of the Company related thereto, and any and all Contracts and related agreements for alarm systems and services between the Company and Subscribers.





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                 1.2      Accounts Receivable and Adjusted Accounts Receivable.

                 The term "Accounts Receivable" is defined as all accounts receivable of Company relating to the Alarm Accounts invoiced by Company as of September 30, 1996, excluding write offs. For purposes of determining the amount of the Accounts Receivable in the Closing Price Components, as such term is defined herein, any adjustments to the Purchase Price, as such term is defined herein, the term "Adjusted Accounts Receivable" shall refer to (a) the face amount of the Accounts Receivable aged from date of billing to 30 days past due or for which an Unearned Income adjustment is made; (b) ninety percent (90%) of the amount of all Accounts Receivable which are more than thirty (30) days past due but less than or equal to sixty (60) days past due; and (c) seventy percent (70%) of the amount of all Accounts Receivable which are more than sixty (60) days past due. A detailed aged Accounts Receivable listing is attached hereto as Schedule 1.2.

                 1.3      Assets.

                 The term "Assets" is defined as all of the tangible and intangible assets of the Company as of the Closing as that term is defined in
Section 1.5, including those set forth on the Asset List attached hereto as
Schedule 1.3(a) which is dated as of September 30, 1996, and all other assets acquired by Company from September 30, 1996 to the Closing Date, with the exception of those tangible assets of the Company set forth on the Excluded Asset List attached hereto as Schedule 1.3(b) which the Company has assigned to Stockholders or other third parties prior to the Closing.

                 1.4      Assumed Liabilities.

                 The term "Assumed Liabilities" is defined as (i) all obligations of Company to Subscribers to provide monitoring, warranty, repair or other security services pursuant to written Contracts, as that term is defined in Section 5.18, included in the Assets and (ii) all other liabilities set forth on Schedule 1.4, as such schedule may be updated in the Final Purchase Price Schedule, as such term is defined in Section 3.2.1, which shall set forth (a) the liabilities which will not be deducted from the Purchase Price and (b) the liabilities which will be deducted from the Purchase Price. The Assumed Liabilities shall not include the liabilities set forth on the schedule of Excluded Liabilities attached hereto as Schedule 1.4(c) which the Company has assigned to Stockholders or other third parties prior to the Closing.

                 1.5      Closing and Closing Date.

                 The terms "Closing" and "Closing Date" are defined as October 4, 1996, or such earlier date as the parties may mutually agree upon in writing when the Closing of the purchase and sale of the SHI Stock is consummated. The transfer to Buyer of control and the responsibility of





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Company shall be effective as of 12:01 a.m. Pacific Daylight Savings Time on the day following the Closing Date.

                 1.6      Closing Value.

                 The term "Closing Value" is defined as the average per share closing price of Parent's shares of common stock for the fifteen (15) trading days beginning on September 6, 1996, which is $13.392.

                 1.7      Deferred Payment.

                 The term "Deferred Payment" is defined as Nine Hundred Twenty-Three Thousand Eight Hundred Sixty-Four and 75/100 Dollars
($923,864.75), which shall be twelve and one-half percent (12 1/2%) of the Purchase Price, against which any Net Lost QRR, as that term is defined in
Section 3.3.2, shall be subtracted.

                 1.8      Environmental Laws.

                 The term "Environmental Laws" is defined as any and all foreign and domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, and governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes that affect human health and the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

                 1.9      Environmental Liabilities.

                 The term "Environmental Liabilities" is defined as all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                 1.10     Guaranty Period.

                 The term "Guaranty Period" is defined as the six (6) month period following the Closing Date.

                 1.11     Hazardous Substances.





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                 The term "Hazardous Substances" is defined as any toxic,
radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

                 1.12     Lost QRR.

                 The term "Lost QRR" is defined as the QRR (which was determined as of the QRR Date) for any Qualified Accounts which were canceled because a notice of cancellation, dispute or intent not to renew had been received by Buyer or the Company, either orally (oral cancellations which are not confirmed in writing shall not exceed 20% of the total of all Lost QRR) or in writing, after the Closing Date and which relate to grossly negligent acts or omissions of the Company occurring prior to the Closing Date and/or which had an Accounts Receivable balance at least sixty (60) days past due at the Closing Date which receivables balance due as of the Closing Date was not paid in full on or before the expiration of the Guaranty Period and which had been canceled or terminated by Buyer prior to the expiration of the Guaranty Period. For purposes hereof, an Account Receivable balance is 60 days past due when it has been unpaid for 60 days after the first day of the period for which the invoiced services will be rendered. Lost QRR will not include Qualified Accounts which are canceled due to the Subscriber moving and within sixty (60) days of cancellation either the Subscriber signs a new monitoring agreement at a new location or a new customer signs a new monitoring agreement at Subscriber's original location. Lost QRR will not include Alarm Accounts which cancel due to service or monitoring problems attributable to Buyer after the Closing Date.

                 1.13     Material Adverse Effect.

                 The term "Material Adverse Effect" is defined as any change, effect or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of the Company, its business or the Assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the Assets by Buyer and Company thereafter.

                 1.14     Nonqualified Accounts.

                 The term "Nonqualified Accounts" is defined as those Alarm Accounts set forth on Schedule 4.4.2, as such schedule may be updated in the Final Purchase Price Schedule.

                 1.15     Past Due Accounts.

                 The term "past due" means an account which is unpaid after the first day of the period for which the invoiced services will be rendered. For example, an account receivable balance is 90 days past due when it has been unpaid for 90





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days after the first day of the period for which the invoiced services will be rendered.

                 1.16     Purchase Price and Closing Price Components.

                 The term "Purchase Price" is defined as Seven Million Three Hundred Ninety Thousand Nine Hundred Seventeen and 97/100 Dollars ($7,390,917.97) (the total purchase price of $9,137,891.79 less Assumed Liabilities of $1,746,973.82) which shall be subject to adjustments under
Section 3 hereof.   The "Closing Price Components" shall be derived pursuant to the items set forth in Schedule 1.16 (the "Closing Purchase Price Schedule") for the QRR of the Qualified Accounts as of September 30, 1996 (the "QRR Date"), cash and cash equivalents, short term investments, Adjusted Accounts Receivable, and prepaid expenses and deposits, less Unearned Income as of the QRR Date and less Assumed Liabilities described in subparagraph (b) of Schedule 1.4, accounts payable, dividends payable, accrued liabilities, accrued interest and deferred revenues.

                 1.17     QRR.

                 The term "QRR" is defined as the gross monthly recurring revenue of the Qualified Accounts, as such term is defined herein, under valid Contracts, as such term is defined in Section 5.18, and including the Alarm Accounts without written Contracts listed in Schedule 4.4.3, for the leasing, monitoring and servicing of alarm systems which are in full force and effect as of the Closing Date, do not contain restrictions or limitations against assignment to Buyer and which have receivable balances which are current or no more than one hundred twenty (120) days past due; provided however, that certain regular slow paying Alarm Accounts with receivables balances which are more than one hundred twenty (120) days past due shall be acceptable to Buyer for inclusion in QRR and shall be identified in Schedule 4.4.4 (the "Slow Pay Accounts"). QRR does not include any amounts derived from or which are expected to be derived from: (a) services to be provided under any Contract or oral agreement which by its terms is terminable and has been terminated by a Subscriber as a result of the consummation of the transaction contemplated hereby; (b) services to be provided under any Contract or oral agreement as to which verbal or written notice of cancellation, termination or non-renewal has been received prior to the Closing; (c) time and materials charges or any other like charges for non-recurring, non-regular services; (d) reimbursement for or prepayment of leased telephone line charges associated with the Qualified Accounts; (e) reimbursement for or prepayment of any false alarm assessments; and (f) reimbursement for or prepayment of any taxes, fees, increased monitoring charges or other charges imposed by any governmental authority with respect to the furnishing of alarm services. Assuming the Closing occurs on or before October 4, 1996, the QRR and Unearned Income shall be determined as of September 30, 1996. Quarterly, semi-annual and annual billings shall be divided by three, six and twelve, respectively, to determine the monthly recurring revenue amount.

                 1.18     Qualified Accounts.





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                 The term "Qualified Accounts" is defined as the Alarm Accounts set forth on Schedule 4.4.1, as such schedule may be updated in the Final Purchase Price Schedule.

                 1.19     Replacement Accounts.

                 The term "Replacement Accounts" means a monitored alarm contract, including all leased equipment related thereto, and any and all related agreements for leasing, installation, maintenance, servicing and/or monitoring of alarm systems owned by Stockholders or the following designated company, Hugh Edward Enterprises, Inc., after the Closing Date which is used to replace Lost QRR under Section 3.3.3 of this Agreement. As of the date of transfer of each Replacement Account to Buyer or Company, all terms, conditions, and representations applicable to the Alarm Accounts shall apply in all material respects to each Replacement Account.

                 1.20     Subscriber.

                 The term "Subscriber" is defined as any person, business, corporation or other entity that has an Alarm Account with the Company for the provision of alarm and monitoring services.

                 1.21     Taxes.

                 The term "Taxes" is defined as any and all federal, state, local, foreign, or other taxes (including all those related to income, gross receipts, franchise, excise, sales and use, social security, unemployment, workers' compensation, ad valorem, and property taxes).

                 1.22     Telephone Lines.

                 The term "Telephone Lines" is defined as Company's interest in all of the telephone lines, voice service lines, call back lines and numbers on which the Alarm Accounts are being monitored or which are otherwise used or owned by Company in connection with the business. All of the telephone numbers for the Telephone Lines are listed in Schedule 1.22.

                 1.23     Unearned Income.

                 The term "Unearned Income" is defined as: (i) all Accounts Receivable billed by the Company for services to be rendered on or after the Closing to the Alarm Accounts by Buyer; and (ii) payments and deposits received by the Company prior to the Closing, for services to be rendered on or after the Closing to the Alarm Accounts by Buyer.

         2.      Agreement to Purchase and Sell Stock.

                 2.1      Purchase and Sale of SHI Stock.





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                 In reliance upon the warranties, representations and covenants of Stockholders contained in this Agreement, and subject to the provisions in this Agreement, Buyer agrees to purchase from Stockholders at the Closing all of the issued and outstanding shares of all classes of SHI Stock of Company in exchange for such number of shares determined below of Pro One Stock. In reliance on the warranties, representations and covenants of Buyer contained in this Agreement, and subject to the provisions in this Agreement, Stockholders agree to sell to Buyer at the Closing all of the SHI Stock in exchange for such number of shares determined below of Pro One Stock.

                 2.2      Exchange of SHI Stock for Pro One Stock.

                 The exchange of SHI Stock for Pro One Stock shall be effected by means of the Plan of Share Exchange, in the form attached as Schedule 2.2, which is attached hereto and incorporated herein. The exchange is intended to qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(B).

         3.      Purchase Price and Adjustments to Purchase Price.

                 3.1      Payment of the Purchase Price.

                 The Purchase Price shall be paid to Stockholders as follows:

                          3.1.1   Closing Purchase Price.

                          On the Closing Date, Buyer shall pay to Stockholders
the Closing Purchase Price by delivering such number of shares of Pro One Stock multiplied by the Closing Value to equal the sum of Six Million Four Hundred Sixty-Seven Thousand Fifty-Three and 22/100 Dollars ($6,467,053.22) (the "Closing Payment"), which shall be eighty-seven and one-half percent (87 1/2%) of the Purchase Price. Upon request of any of the Stockholders, the share certificates of Pro One Stock issued to such Stockholder at Closing as the Closing Payment may, after the earlier of thirty (30) days after the Closing Date or the effective date of the Registration Statement for the Pro One Stock, be surrendered and reissued, to the extent practicable, one-half in increments of one thousand (1000) share certificates and one-half in increments of five thousand (5000) share certificates. Rather than issue fractional shares of Pro One Stock, Buyer will pay in cash the amount of any fractional shares of Pro One Stock to which any of the Stockholders would be entitled. The Closing Payment may be subject to adjustments in accordance with Section 3.2 within one hundred twenty (120) days after the Closing Date. The Closing Payment shall be allocated among the Stockholders in accordance with par value for the preferred stock and their percentage ownership of SHI Common Stock as follows:





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NAME OF STOCKHOLDER                        PERCENTAGE OWNERSHIP

Russell E. VanDevanter                     46.75% common
Maria M. VanDevanter                       100% preferred and 3.25% Common
Herbert H. Warrick, Jr. and
  Ramona L. Warrick, as community
  property                                 50% common


                          3.1.2   Deferred Purchase Price.

                          On the Closing Date, Buyer shall deliver in trust
with Mills Meyers Swartling ("Escrow Agent") in Seattle, Washington such number of shares of Pro One Stock multiplied by the Closing Value plus the amount of fractional shares in cash to equal the sum of Nine Hundred Twenty-Three Thousand Eight Hundred Sixty-Four and 75/100 Dollars ($923,864.75) (the "Deferred Payment"), which shall be twelve and one-half percent (12 1/2%)
of the Purchase Price.    Upon request of any of the Stockholders, the share
certificates of Pro One Stock issued to such Stockholder at Closing as the Deferred Payment may, after the earlier of thirty (30) days after the Closing Date or the effective date of the Registration Statement for the Pro One Stock, be surrendered to the Escrow Agent and reissued, to the extent practicable, one-half in increments of one thousand (1000) share certificates and one-half in increments of five thousand (5000) share certificates. Rather than issue fractional shares of Pro One Stock, Buyer will pay to the Escrow Agent in cash the amount of any fractional shares of Pro One Stock to which any of the Stockholders would be entitled. The Deferred Payment shall be delivered to Stockholders by the Escrow Agent within thirty (30) days after the end of the Guaranty Period, subject to adjustments in accordance with Section 3.2 and
Section 3.3. The Deferred Payment shall be allocated among the Stockholders in accordance with their ownership of SHI Stock as set forth in Section 3.1.1.
The Stockholders will have the right to vote the shares held by Escrow Agent.

                 3.2      Purchase Price Adjustments.

                 The Purchase Price, including the Closing Payment and Deferred Payment shall be subject to adjustments as follows:

                          3.2.1   Final Purchase Price Schedule.

                          On or before the ninetieth (90th) day after the
Closing Date, Buyer will prepare and deliver to Stockholders Schedule 3.2.1 (the "Final Purchase Price Schedule"), setting forth any adjustments to the Purchase Price based upon any changes, differences, or discrepancies in the Closing Price Components as scheduled or represented herein as of the Closing Date. If Stockholders disagree with any adjustments shown on the Final Purchase Price Schedule, they shall notify Buyer and Escrow Agent within fourteen (14) days of receipt of the Final Purchase Price





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Schedule by a written notice setting forth the basis for the disagreement.  Any differences regarding the Final Purchase Price Schedule not resolved by the one hundred and twentieth (120th) day after the Closing Date shall be resolved in accordance with Section 15.

                          3.2.2   Purchase Price Adjustment.

                          In the event the Closing Price Components set forth
in the Final Purchase Price Schedule are more or less than the Closing Price Components used to calculate the Purchase Price at Closing, then and in such event, the Purchase Price, Closing Payment and Deferred Payment shall be adjusted upwards or downwards accordingly. Any changes in the QRR shall be multiplied by a factor of forty-five (45) in order to determine the change in the Purchase Price. If the Purchase Price is adjusted upward as a result of the calculations set forth in the schedule, Buyer shall, concurrently with the delivery of the schedule, deliver additional shares of Pro One Stock to Stockholders and to the Escrow Agent to appropriately adjust the Closing Payment and Deferred Payment; and if the Consideration is adjusted downward as a result of the calculations set forth in the Final Purchase Price Schedule, Stockholders shall, within ten (10) days of receipt of the schedule, return to Buyer sufficient shares of Pro One Stock to correct the Closing Payment and hereby consent to the return of sufficient shares of Pro One Stock held in trust by the Escrow Agent to correct the Deferred Payment.

                 3.3      QRR Guaranty.

                          3.3.1  Guaranty Period and QRR Guaranty.

                          Stockholders hereby guaranty the QRR of the Qualified
Accounts for the term of the Guaranty Period, subject to the terms and provisions contained in this Section 3.3 (the "QRR Guaranty").

                          3.3.2  Calculation of QRR Guaranty Payment.

                          Within sixty (60) days after the end of the Guaranty
Period, Buyer shall determine the Net Lost QRR by subtracting the QRR of Replacement Accounts from all Lost QRR. Buyer shall determine the amount payable under the QRR Guaranty by multiplying the Net Lost QRR by a factor of forty-five (45) (the "QRR Guaranty Payment") and shall prepare and deliver to Stockholders a written statement showing the computation of the QRR Guaranty Payment.

                          3.3.3  Replacement Accounts.

                          During the Guaranty Period, Buyer shall provide to
Stockholders, on or before the fifteenth (15th) day of each month, a report ("QRR Report") listing the Lost QRR ("Monthly Lost QRR") for the previous full calendar month. If Stockholders desire to transfer Replacement





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Accounts to Company to replace Monthly Lost QRR, then Stockholders must transfer such Replacement Accounts to Company within thirty (30) days after the date of such monthly QRR Report and before the forty-fifth (45th) day after the end of the Guaranty Period; provided however, that at least fifty percent (50%) of any Replacement Accounts transferred to Company after the end of the Guaranty Period must be originated or have been originated by Company or Hugh Edward Enterprises, Inc. and the remaining 50% may be acquired from another security alarm company approved by Buyer. The QRR for Replacement Accounts transferred to Company shall not exceed the Monthly Lost QRR set forth in the QRR Report dated within thirty (30) days prior to the date of each transfer of Replacement Accounts. Each Replacement Account must be located in Buyer's existing market areas of Washington, Oregon, California, Arizona, New Mexico and Nevada or in Northwestern Idaho, and shall meet the representations agreed to herein which are applicable to the Qualified Accounts, including without limitation, the definitions of Alarm Accounts and QRR, as of the date of transfer of the Replacement Account. Buyer will not accept as Replacement Accounts any accounts which are subject to oral agreements or which are more than 30 days past due as of the date of transfer to Buyer. In addition, on the date each Replacement Account is transferred to Company, there shall be no more than two (2) months of either free monitoring service or of prepaid monitoring service. Each Replacement Account shall be transferred to Company pursuant to a form contract expressly approved by Buyer, one utilized by Buyer or a form substantially similar to Buyer's form contract; provided however, that Hugh Edward Enterprises, Inc. may submit up to one hundred (100) alarm accounts documented on Company's current forms, assuming they meet the other conditions set forth herein for Replacement Accounts, but any additional Replacement Accounts shall be documented on contract forms approved by Buyer. Upon transfer to Company of a Replacement Account which conforms to the requirements set forth herein, the Replacement Account shall be deemed to be a Qualified Account, and shall be subject to all terms, conditions, representations and warranties set forth in this Agreement as it relates to the Qualified Accounts. Contemporaneously with the transfer of the Replacement Account to Company, Stockholders shall also deliver to Company all contracts, records, information and documents which Buyer may reasonably require in order to take possession and control of the Replacement Account and to provide monitoring service. Stockholders shall execute such documents as Buyer shall reasonably require to evidence Company's ownership of the Replacement Accounts and the alarm system equipment related thereto if it is owned by Stockholders. The Replacement Accounts will be monitored by Alarm Monitoring Systems on one of the telephone lines which will be transferred to Buyer in accordance with the agreements attached as Schedule 8.4. In the event the Replacement Account must be reprogrammed in order to be monitored by Buyer's central monitoring station, Stockholders shall reprogram, at their cost, each Replacement Account within fifteen (15) days after transfer to Company of the Replacement Account.

                          3.3.4   Transfer of Lost QRR Customer Files to
Stockholders.

                          Within fifteen (15) days after the end of each month
during the Guaranty Period, Buyer will transfer to Stockholders, without recourse or warranty of any kind, the customer





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files for those Subscribers whose accounts have been canceled or terminated during the Guaranty Period and for which an adjustment to the Deferred Payment was made. Buyer reserves the right to collect past-due charges, Buyer's customary cancellation fee, and any other amounts due under the Contracts with the Subscribers, on any terms or conditions deemed acceptable by Buyer, in its sole discretion. Buyer makes no representations regarding the canceled or terminated accounts transferred to Stockholders hereunder, and Stockholders acknowledge and agree that Buyer shall have no liability to Stockholders if the Subscribers of these canceled or terminated accounts fail to renew, reinstate or reaffirm their alarm account contracts with Stockholders.

                          3.3.5  Payment of Balance of Deferred Payment.

                          Buyer shall instruct Escrow Agent to pay to
Stockholders in sufficient shares of Pro One Stock, in accordance with their ownership percentage of SHI Stock, seventy (70) days after the end of the Guaranty Period any positive Deferred Payment balance (after any adjustments under Section 3.3.2) remaining after subtracting the QRR Guaranty Payment. Seventy (70) days after the end of the Guaranty Period, Escrow Agent shall pay to Buyer in sufficient shares of Pro One Stock the amount of the Deferred Payment equal to the QRR Guaranty Payment and such shares shall thereupon be canceled by Parent. In the event the share certificates of Pro One Stock need to be reissued in order to allow distribution of the QRR Guaranty Payment to Buyer and distribution of the remaining positive Deferred Payment to Stockholders, Escrow Agent shall deliver to Buyer sufficient share certificates of Pro One Stock, to enable Buyer to obtain sufficient shares of Pro One Stock reissued, to the extent practicable, one-half in increments of one thousand
(1000) share certificates and one-half in increments of five thousand (5000) share certificates to make the payments due to the parties hereunder. Rather than issue fractional shares of Pro One Stock, Buyer will pay to the Escrow Agent in cash the amount of any fractional shares of Pro One Stock to which any of the Stockholders would be entitled. For purposes of calculating the number of shares of Pro One Stock which from which the QRR Guaranty Payment will be deducted, each share of Pro One Stock will be valued at the Closing Value, rather than the current market value or trading price at the end of the Guaranty Period. Any disputes regarding the QRR Guaranty Payment and Deferred Payment shall be resolved in accordance with Section 15. Stockholders shall notify Buyer and Escrow Agent of any dispute relating to the QRR Guaranty Payment within fourteen (14) days after delivery of the schedule. If there is such a dispute, the Escrow Agent shall not deliver to any party any payment of the Deferred Payment or QRR Guaranty Payment, except for any sums mutually agreed to by Stockholders and Buyer, until the dispute has been resolved by arbitration and all time periods for appealing any arbitrator's award have expired or upon written confirmation to the Escrow Agent that the parties have resolved the dispute. If the QRR Guaranty Payment exceeds the Deferred Payment, then Buyer shall have no obligation to pay any of the Deferred Payment to Stockholders, and Stockholders shall have no obligation to pay to Buyer the amount by which the QRR Guaranty Payment exceeds the Deferred Payment.





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         4.      Schedules Delivered at Closing.

         In addition to other schedules specified herein, Stockholders have prepared and hereby deliver the following schedules to Buyer which are attached to this Agreement and made a part hereof:

                 4.1      Schedule of Third Party Guarantees.

                 A schedule setting forth, in detail, all third party guarantees related to any alarm monitoring accounts purchased by Company, including all accounts purchased as a result of the acquisition of the assets of third parties and all accounts which have been separately purchased by Company.

                 4.2      Schedule of Contracts and Agreements.

                 A schedule setting forth, in detail, all of the non-compete agreements or covenants, non-solicitation agreements or covenants and consulting agreements and other agreements between Company and third parties relating to Company's acquisition of QRR.

                 4.3      Schedule of Restrictive Agreements.

                 A schedule setting forth, in detail, all contracts, agreements or understandings to which (a) Company is a party or (b) Company is in any way bound, and which in any way restrict or purport to restrict Company's business whether with specified persons or in specified areas or otherwise.

                 4.4      Schedule of Alarm Accounts.

                 The following schedules in no way modify, amend, change or limit the definition of QRR and may be amended in the Final Purchase Price
Schedule:

                          4.4.1  Qualified Accounts.

                          A schedule setting forth, in detail, the Alarm
Accounts which are within the definition of QRR and have been signed by customers on valid Contracts.

                          4.4.2  Nonqualified Accounts.

                          A schedule setting forth, in detail, the Alarm
Accounts which are not included in the QRR but included in the Assets.





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                          4.4.3   [Reserved]

                          4.4.4   Slow Pay Accounts.

                          A schedule setting forth, in detail, the Alarm
Accounts which are Slow Pay Accounts which are included in the QRR.

                 4.5      Schedule of Physical Inventory.

                 A schedule setting forth, in detail, the record of physical inventory of Company as of September, 1996.

                 4.6      Schedule of Closing Work in Process.

                 A schedule setting forth, in detail, the Company's agreements and status of any work in progress relating to the installation of alarm systems.

         5.      Representations, Warranties and Agreements of Stockholders.

         Except as otherwise set forth or described on Schedule 5
("Stockholders Disclosure Schedule") or any other Schedule or Exhibit attached hereto, Stockholders agree, represent and warrant as follows as to Sections 5.1 through 5.5 and Herbert H. Warrick, Jr. and Russell E. VanDevanter agree, represent and warrant as follows as to Sections 5.6 through 5.37:

                 5.1      Corporate Status of Company.

                 Company is a corporation duly organized and validly existing under the laws of the State of Washington. On September 29, 1996, Company distributed the stock of its wholly-owned subsidiary, Alarm Monitoring Services, Inc., to Company's Shareholders of common stock, pro rata in accordance with common shareholdings. The distribution was undertaken to facilitate the acquisition of Company by Buyer, and qualified as a tax-free corporate separation under Internal Revenue Code Section 355. As of the Closing Date, Company does not have any subsidiaries, and does not own any securities of, or have any proprietary interest in, any other entity. Company, as a result of the character and location of the Assets and the nature of the business conducted by it, is qualified to conduct business in Washington and Oregon as a foreign corporation. Company has full corporate power and corporate authority to own, or hold under lease, the Assets and is qualified to conduct business in all jurisdictions except where the failure to qualify would not materially adversely affect the business of Company.

                 5.2      Outstanding Stock of Company.





Page 13 -  AGREEMENT FOR STOCK PURCHASE

                 The authorized capital stock of Company consists of 1,000 shares of common stock, $1.00 par value per share, of which 400 shares are issued and outstanding; and 4,000 shares of $100 par value preferred stock, of which 3,145 shares are issued and outstanding. All of Company's issued and outstanding shares of stock have been validly issued to Stockholders and are fully paid and non-assessable and are not subject to any preemptive or other similar rights. There are no accrued and unpaid dividends on the preferred stock. Stockholders are the owners, beneficially and of record, of all of the issued and outstanding shares of Company free and clear of all restrictions of any kind, nature or description. Company has not authorized or issued any securities other than to Stockholders, and no person, corporation, or entity holds any option, warrant or right to purchase or otherwise acquire any shares of capital stock of Company. Stockholders have not entered into any agreement with any former stockholder of Company, if any, regarding the sale, transfer or disposition of the capital stock or Assets of Company or in any manner affecting the capital stock or Assets of Company.

                 5.3      Corporate Documentation.

                 Stockholders have furnished Buyer with a true and complete copy of Company's articles of incorporation, certified by the Washington Secretary of State, a true and complete copy of Company's By-Laws, certified by the Secretary of Company, a certificate of the Washington Secretary of State evidencing the due organization and valid existence of Company under the laws of its State of Incorporation and a certificate of the Secretary of State of each jurisdiction in which the Company is qualified as a foreign corporation, stating that the Company is authorized to transact business in such State and is a foreign corporation in good standing. In addition, the Company's stock transfer records and corporate records of the meetings of the directors and stockholders of the Company which have been delivered to Buyer are true, accurate and complete and reflect all issues and transfers of stock to date and all actions and proceedings of such bodies to date.

                 5.4      Authorization of Stockholders.

                 This Agreement has been duly executed and delivered by Stockholders and constitutes a valid obligation legally binding on Stockholders and is enforceable against Stockholders in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Stockholders and the consummation of the transactions contemplated hereby by Stockholders do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of Stockholders or the Company in connection with the operation of the Company's business or any of the Assets; do not require the consent or permission of any person or governmental agency; and will not violate any law, rule or regulation of any agency or





Page 14 -  AGREEMENT FOR STOCK PURCHASE
governmental body to which Stockholders or Company is subject and that is individually or in the aggregate material to the transactions contemplated hereby. No registration, declaration or filing with any governmental or administrative authority is required on the part of Stockholders or Company in connection with the execution, delivery and performance of this Agreement.

                 5.5      Title to Stock.

                 Stockholders have good and valid title to the SHI Stock, free and clear of all liens, claims, charges, or other encumbrances, with full lawful right, power, capacity and authority to sell, assign, transfer and deliver the certificates for the SHI Stock to Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby, and there are no agreements, arrangements or understandings restricting or otherwise relating to the transfer or voting of the SHI Stock. At the Closing, Buyer will receive good and valid title to the SHI Stock, free and clear of all liens, claims, charges or other encumbrances of any nature whatsoever.

                 5.6      Assets.

                 To Stockholders' knowledge, the Asset List is true, accurate and complete and sets forth a complete and an accurate listing of all of the material intangible and tangible operating assets of the Company as of September 30, 1996 which are used in the Company's business, with the exception of the assets set forth on the Excluded Asset List. The only material tangible and intangible operating assets of the Company are the Assets.

                 5.7      Excluded Assets.

                 All of the Company's right, title and interest in the assets of the Company set forth on the Excluded Asset List have been assigned to Stockholders or their designee, and Stockholders or their designee have acknowledged receipt of such assets.

                 5.8      Assumed Liabilities.

                 To Stockholders' knowledge, the schedule of Assumed Liabilities is true, accurate and complete and sets forth a complete and an accurate listing of all accrued, absolute, and contingent liabilities of the Company as of the Closing Date. The Company has no obligations, indebtedness or liabilities, contingent or otherwise, other than (i) those disclosed or adequately reserved for in the Financial Statements (defined in Section 5.10);
(ii) those expressly described or listed in the schedules hereto; (iii) immaterial obligations, indebtedness or liabilities arising in the ordinary course of business and not required by generally accepted accounting principles to be recorded in financial statements or notes thereto; and (iv) liabilities incurred since September 30, 1996 in the ordinary course of business consistent with past practices.





Page 15 -  AGREEMENT FOR STOCK PURCHASE

                 5.9      Excluded Liabilities.

                 All of the liabilities set forth on the Excluded Liabilities List have been assumed by Stockholders or their designee, and the Company has been released in writing from any liability therefrom.

                 5.10     Financial Statements.

                 Stockholders have heretofore delivered to Buyer a copy of the Company's financial statements dated as of September 30, 1996 ("Financial Statements"), a copy of which is included in Schedule 5. The Financial Statements include, among other things, a balance sheet of the Company dated as of September 30, 1996 and the related internal statement of income and retained earnings and changes in financial position for the period ended September 30, 1996. The Financial Statements accurately present the financial position, results of the operations, and the changes in financial position of the Company for the periods indicated; were accurately prepared from the books and records of the Company in accordance with the accounting policies then in effect; and have been prepared on a consistent basis with past periods, all subject to year-end adjustment, which adjustment in the aggregate shall not materially affect the results contained therein.

                          5.10.1  Changes in Business.

                          Except as expressly allowed or contemplated by this
Agreement, since the date of the Financial Statements, Company has conducted its business in the ordinary course and there has not occurred:

                 (i)      Any Material Adverse Effect with respect to the
         Company;

                 (ii) Any amendments or changes in the Company's Articles of Incorporation or Bylaws;

                 (iii) Any redemption, repurchase or other acquisition of shares of capital stock of the Company or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company;

                 (iv) Any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, employees or consultants, except in the ordinary course of business consistent with past practice, which past practice has been previously disclosed in writing to Buyer;





Page 16 -  AGREEMENT FOR STOCK PURCHASE

                 (v) Any acquisition, sale or disposition of property or assets by or of Company, except in the ordinary course of business; or

                 (vi) Any entry into, amendment of, relinquishment, termination or non-renewal by Company of any Contracts, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or

                 (vii) Any agreement or arrangement made by the Company to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 5.10 untrue or incorrect as of the date hereof.

                 5.10.2   Undisclosed Liabilities.

                 To the best knowledge of the Stockholders, there are no liabilities or obligations of any nature of Company, due or to become due, determined or determinable, absolute, accrued, contingent, or otherwise, and there are no conditions, situations, or circumstances that have existed, are existing, or that could reasonably be expected to result in any such liabilities or obligations, except, in any such event, (i) as, and to the extent, set forth or specifically reserved against on the Financial Statements,
(ii) liabilities incurred since the date of the Financial Statements in the ordinary and usual course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim, violation of law or lawsuit) and (iii) liabilities incurred in connection with or contemplated by this Agreement or listed in the schedules attached hereto.

                 5.11     Taxes and Tax Filings.

                 Company has duly and timely filed when due, or will have timely filed on or before the Closing Date, all returns, reports, declarations and applications ("Returns"), relating to all Taxes required to be filed by Company (including, without limitation, with respect to estimated Taxes, excise Taxes and informational returns) relating to periods through the Closing Date. All such Returns filed before the Closing Date were, when filed, true, accurate, and complete and reflect all Taxes payable by Company. Company has paid or, if payment is not yet due, has established adequate reserves for the payment of all Taxes, assessments, deficiencies, levies, duties, license fees, registration fees, withholdings, and all similar governmental charges for periods through the Closing Date, and any interest, penalties, or additions to tax imposed thereon in each case, whether disputed or not and whether due or claimed to be due by any taxing authority from Company.

                 Except as set forth in Schedule 5, no Return required to be filed by Company has been audited by any taxing authority. There is no action, suit, proceeding, audit, investigation, or claim pending or threatened in respect of any Taxes for which Company is or may become liable, nor has any deficiency or claim for any Taxes been imposed or assessed. There are no outstanding





Page 17 -  AGREEMENT FOR STOCK PURCHASE
notices of deficiencies, adjustments, changes in assessments, or, to the best knowledge of the Stockholders, increases in tax rates with respect to any Taxes. Company has not waived any statute of limitations with respect to any taxable year. There is no agreement, waiver, or consent providing for an extension of time with respect to the assessment of any Taxes against Company.

                 Company has timely paid, withheld or otherwise collected, or made provision on its books for all Taxes due and payable with respect to all taxable periods ending on or prior to the Closing Date and for the relevant portion (ending on the Closing Date) of any taxable period beginning prior to the Closing Date and ending after the Closing Date. There are no liens for Taxes upon the Assets of Company, except liens for current Taxes not yet due.

                 To the best of the Stockholders' knowledge, Company will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Internal Revenue Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of Company for any Tax period (or portion thereof) ending on or before the Closing Date.

                 Except for Alarm Monitoring Services, Inc. and Preferred Products Distribution, Inc., a subsidiary which has been dissolved, Company is not and has not been a member of an affiliated group parent, or filed or been included in a combined, consolidated or unitary Tax return or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of Company was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of any other person.

                 Except as set forth on Schedule 5, Company is not currently under any contractual obligation to pay the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax.
Company has not signed any letter or entered into any agreement or arrangement in writing consenting to the surrender or sharing of any deductions, credits, or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such item.

                 5.12     Leases and Agreements.

                          5.12.1  Real Property Leases.

                          A complete list of all of the Company's real property
leases (except those on the Excluded Asset List and Excluded Liabilities List) are included in the Asset List and Assumed Liabilities, and copies of all such leases, amendments, modifications, waivers and addenda thereto have been provided to Buyer. The Company has not owned and does not currently own any real





Page 18 -  AGREEMENT FOR STOCK PURCHASE
property. Except for leases on the Excluded Asset List and Excluded Liabilities List, all of the real property used by the Company is subject to one of the leases provided to Buyer. Each such lease is in full force and effect and all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and no waiver, indulgence, or postponement of the lessee's obligations thereunder has been granted by the lessor; and, to the best knowledge of the Stockholders, there exists no event of default or event, occurrence, condition, or act that, with the giving of notice, the lapse of time, or both, would become a default under such lease. Company has not violated any of the terms or conditions under any such lease in any material respect, and all of the material covenants to be performed by any other party under any such lease have been fully performed. All of the buildings and properties under lease as well as the tenant improvements and fixtures included among the Assets are in good operating condition and repair, ordinary wear and tear excepted. No condemnation or taking by public authority of any of the real property leased by Company is pending and Company has not been notified of any contemplated condemnation or taking by public authority.

                          5.12.2  Other Leases and Agreements.

                          Other than Contracts, all of the personal property
leases, equipment maintenance contracts and service contracts of the Company included among the Assets and set forth on the applicable schedules are in full force and effect, binding on the parties thereto, and there are no material defaults by the Company or, to Stockholders' knowledge, by any party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a material default, and the property subject to such leases is in good operating condition and repair, normal wear and tear excepted.

                 5.13     Title.

                 The Company has good and marketable title to all tangible and intangible property included among the Assets, free and clear of all security interests, liens, claims, or encumbrances of any nature or kind whatsoever, except for the Assumed Liabilities disclosed to Buyer. All Assets located on the premises of Subscribers of the Company may, at the option of the Company, be removed from or abandoned on such premises upon the termination of service to such customer.

                 5.14     No UL Deficiencies.

                 The Company's Alarm Accounts have been monitored at Alarm Monitoring Services, Inc.'s central station located at 1249 N.E. 145th Street, Seattle, Washington, 98155, which has been approved and listed by Underwriters' Laboratory ("UL") and is not subject to any deficiencies with respect thereto, including but not limited to any deficiencies in any verbal or written report received by Alarm Monitoring Services, Inc. in connection with any inspection of such central station facility.





Page 19 -  AGREEMENT FOR STOCK PURCHASE

All required fire inspections with respect to each fire alarm system installed at the premises of Company's Subscribers have been performed as required in accordance with the obligations and commitments of the Company to UL and/or to any applicable insurance rating organization. The Company has not issued any UL certificates for alarm systems installed at the premises of the Company's Subscribers.

                 5.15     Intangibles.

                 Included in Schedule 5 is a list of the Intangibles presently owned by, licensed to or in any manner utilized in the Company's business. As used herein, the term "Intangibles" means fictitious business names, trademarks, service marks, trade names, patents, copyrights, registrations, software licenses or applications with respect thereto and licenses or rights under the same. Except in the ordinary course of business, the Company has not granted any license or other permission to anyone else with respect to any Intangible. No claim has been asserted against the Company alleging infringement of any Intangible, nor, to Stockholders' knowledge, does there exist any basis on which such a claim for infringement could reasonably be based.

                 5.16     Employees.

                 Except as set forth in Schedule 5 hereto, (i) the Company does not have any obligation contingent or otherwise, under, nor any commitment or agreement to enter into and no officer, director or employee is covered by any employment agreement; (ii) the Company is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours and terms of employment of the Company's employees, is not subject to any actual or threatened with any labor dispute or labor trouble involving employees of the Company, and is not subject to any actual or threatened demand by its employees for a collective bargaining agreement or recognition by any labor organization, labor grievance proceeding, controversy with any labor or employee organization, or claim or proceeding with any employee or union under any labor law, including but not limited to equal opportunity law or occupational safety and health law; (iii) the Company does not have any employment contract or arrangement (including any union agreement) providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by Company on an "at will" basis without penalty or obligation to make payments related to such termination; and (iv) the Company is not a party to any plan, contract or arrangement with any officer, consultant, director or employee, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing, or the like to be paid after the Closing Date. All employees of the Company have been terminated effective as of September 30, 1996, and all amounts due and owing to the employees through and including September 30, 1996, have been paid in full, including without limitation, all wages, salaries, payroll taxes, bonuses, severance and employer contributions to any pension or retirement plan. Stockholders have provided Buyer with a complete and accurate copy of all of the Company's employee manuals, benefits and policies.





Page 20 -  AGREEMENT FOR STOCK PURCHASE

                 5.17     Benefit Plans.

                          5.17.1  Employee Benefit Plans.

                          Schedule 5 identifies each "employee benefit plan,"
as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each employment agreement, compensation agreement, bonus, commission or similar arrangement, and fringe benefit arrangement which is maintained, administered or contributed to by Company or any of its affiliates (as defined below) and covers any employee or former employee of Company or any affiliate or under which Company or any affiliate has any liability. Copies (or, if not in writing, detailed summaries) of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with (to the extent existing) (a) the most recent annual report prepared in connection with any such plan and (b) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this Section 5.17 only, an "affiliate" of any person or entity means any other person or entity, which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code (the "Code") or Title IV of ERISA. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such in Exhibit 2.10(a).

                          5.17.2  Multiemployer Plans.

                          No Employee Plan constitutes a "multiemployer plan"
as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code and no Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. If Company or any of its affiliates ever maintained or was obligated to contribute to a Multiemployer Plan or a plan subject to Title IV of ERISA or
Section 412 of the Code, any withdrawal or other liability under Title IV of ERISA with respect to such plan has been fully satisfied. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Company or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

                          5.17.3  Qualification of Employee Plan.

                          Each Employee Plan which is intended to be qualified
under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such Employee Plan. Each Employee Plan has been maintained





Page 21 -  AGREEMENT FOR STOCK PURCHASE
in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

                          5.17.4  Effect of this Agreement.

                          There is no contract, agreement, plan or arrangement
covering any employee or former employee of Company or any affiliate that would, as a result of the consummation of the transactions contemplated by this Agreement, (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company from the Company, under any Employee Plan or otherwise, (B) materially increase any benefits otherwise payable under any Employee Plan, (C) result in the acceleration of the time of payment or vesting of any such benefits, or (D) otherwise obligate Company or any affiliate to pay any additional compensation, including severance pay, that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

                          5.17.5  Post Retirement Benefits.

                          Neither Company nor any of its affiliates maintain or
administer any "defined benefit plans" for the benefit of their employees. Neither Company nor its affiliates have any projected liability in respect of post retirement health, life and medical benefits for retired employees of Company or its affiliates, other than any liability to provide benefits under Title I, Part 6 of ERISA, if any. Other than provisions of applicable law, to the best knowledge of Stockholders, no condition exists that would prevent Company from amending or terminating any applicable Employee Plan.

                          5.17.6  Plan Maintenance Expenses.

                          Other than any increase in premiums imposed by the
insurer under an employee welfare benefit plan (as defined in ERISA Section 3(1)), there has been no amendment to, written interpretation or announcement (whether or not written) by Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

                 5.18     Form Contracts.

                 Included in Schedule 5 is a true and correct copy of each type of form contract the Company has in effect with its Subscribers for alarm leases, alarm monitoring, and other alarm services (the "Contracts"). Company has not modified, except in a writing disclosed to Buyer, any of the Contracts and has not undertaken any obligations or made any warranties or guarantees to any





Page 22 -  AGREEMENT FOR STOCK PURCHASE

Subscribers other than those set forth in the Contracts. The Company has not entered into any other type of service or lease contract with its Subscribers nor is the Company rendering services to any of its Subscribers other than pursuant to a Contract. Each Contract which the Company has with its current Subscribers is fully executed, valid, in full force and effect, and enforceable in accordance with its terms. Company is not in default or material violation of any Contracts with its current Subscribers. On the Closing Date, the Company shall have possession of all original monitoring and lease contracts with Subscribers and such other documents and information which Buyer will need and may reasonably require to perform monitoring, repair, servicing and other alarm services requested by Subscribers or required to be provided pursuant to the Contracts.

                 5.19     Employee Entitlements.

                 Stockholders have provided Buyer with a copy of the Company's latest Payroll Register, the employee's name, whether such employee holds any state-issued licenses in connection with his/her employment, hire-in date, position, current salary and accrued vacation entitlements. Except as set forth in the employee information provided to Buyer, no bonuses, severance, medical expense reimbursement, additional compensation (other than salary or wage increases in the ordinary course of business) or other like benefits were paid or are payable to any employees during the period from January 1, 1996 to the Closing Date, or are payable to any such employees in respect of any other periods ending on, prior or subsequent to the Closing Date. The Company has, with respect to the hiring of any employee, performed such actions including investigations of such employee an may be required by applicable federal, state or local laws, ordinances or regulations.

                 5.20     Increase in Fees; Capital Expenditures.

                 Since January 1, 1996, the Company has not increased recurring monitoring charges or service charges payable by the Company's retail Subscribers, other than for additions or changes in services or protection, nor since August 1, 1996, has the Company made any capital expenditures (excluding capitalized labor and equipment costs for alarm system installation) which in the aggregate exceed $10,000.

                 5.21     No Defaults.

                 The Company is not in default, or alleged to be in default under any material agreement, license or obligation relating to the Assets and/or Assumed Liabilities. Except for delinquent payments by some of its Subscribers, no other party to any such agreement, license, or obligation is in default thereunder and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement, license or obligation.





Page 23 -  AGREEMENT FOR STOCK PURCHASE

                 5.22     License and Permits.

                 The Company and its employees have all material governmental licenses and permits (federal, state and local) necessary for the conduct of the business as now carried on by the Company, and such licenses are in full force and effect. Copies of all of Company's licenses are included in Schedule
5. No violations are or have been recorded and Stockholders are not aware of any unrecorded violations in respect of any such licenses or permits of the Company and no proceedings are pending or to Stockholders' knowledge threatened concerning the revocation or limitation of any such license or permit of the Company.

                 5.23     Environmental Compliance.

                 Company has never received any written notice, demand, citation, summons, complaint or order or any written notice of any penalty, lien or assessment, and to the best of Stockholders' knowledge, no investigation or review is pending by any governmental entity, with respect to any (i) alleged material violation by Company of any Environmental Law; or (ii) alleged material failure by Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of their business. To the best of Stockholders' knowledge, Company has no Environmental Liabilities and the Company has never had a material release of Hazardous Substances into the environment in violation of any Environmental Law or environmental permit. Company has delivered to Buyer copies of all environmental audits and other similar reports which have been prepared by or for Company with respect to its owned or leased real property. The Company does not own, lease or otherwise have any obligations with respect to or responsibility for any underground fuel storage tanks or facilities and has not and does not transport or store Hazardous Substances, except in quantities and uses that are normal and customary in the operation of a security alarm business.

                 5.24     Compliance With Laws.

                 The Company has complied with all material requirements of laws, rules, regulations and orders applicable to the operation of the business conducted by the Company. The Company has not received notice of any action nor taken any action or failed to take any action which action or failure will or would, in any way, preclude or prevent Buyer and the Company from using the Assets after the Closing in the same manner as theretofore used by the Company. To Stockholders' knowledge, none of the real property leased by the Company, or the occupation thereof, is in violation of any material requirement of law, building code, zoning or other authority, code or regulation applicable thereto and no notice from any governmental body has been served upon Stockholders or the Company claiming any violation of any such law, ordinance, codes or regulation or requiring or calling attention to the need for any work, repair, construction, alteration or installation or in connection with said properties which has not been complied with or settled. None of the real property under lease is subject to any pending zoning hearing or proceedings.





Page 24 -  AGREEMENT FOR STOCK PURCHASE

                 5.25     Litigation.

                 There are no claims, litigation, proceedings or investigations pending or to Stockholders' knowledge, threatened against the Company.
Included on Schedule 5 is a list of all the incidents in the past two years where a customer or third party alleged damages in excess of $1,000, which is alleged to result from a failure of an alarm system or Company's service, and whether Company has reported such incident to its insurance carrier. No insurance carrier, which has had any such incident reported to it, has made a reservation of rights or denial of coverage with respect to such incident.

                 5.26     Brokers.

                 Stockholders have not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee, or commission in connection with the transactions contemplated by this Agreement.

                 5.27     Insurance.

                 The Company has in full force and effect the policies of automobile liability insurance and commercial general liability insurance ("Liability Insurance"), a copy of which Liability Insurance policy in included in Schedule 5. All of the Contracts are covered by the Company's Liability Insurance coverage for negligence claims. The Company has had similar Liability Insurance in full force and effect, without interruption, for the life of the Company. The Company in not in default, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Company under any such policy of insurance, or would entitle the insurer under such insurance to deny coverage of any claim against the Company.

                 5.28     Receivables.

                 The Accounts Receivable arose in the ordinary course of business and are valid receivables reflecting sums due for the provision of goods and services by Company. To the best knowledge of the Stockholders, the Accounts Receivable are collectible in the book amounts thereof, less an amount not in excess of the historical allowance for doubtful accounts provided for in such Financial Statements, and are not subject to counterclaims, defenses or rights of set off. The Accounts Receivable of Company arising after the date of the aged Accounts Receivable list attached as Schedule 1.2 and prior to the Closing Date arose or will arise in the ordinary course of business, are valid receivables reflecting sums due for the provision of goods and services by the Company, and have been collected or, to the best knowledge of the Stockholders, are or will be collectible in the book amounts thereof, consistent with the past practice of the Company, less the historical allowance for doubtful accounts.





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
                 5.29     Restrictive Agreements.

                 The Stockholders have provided Buyer with a complete set of all contracts, agreements or understandings ("Restrictive Agreements") to which
(i) the Company is a party or (ii) the Company is in any way bound and which in any way restrict or purport to restrict the Company's business or competition whether with specified persons or specified areas or otherwise. None of the Restrictive Agreements have been modified or changed and none of the rights of the Company therein have been waived. The Stockholders are not aware of any unauthorized use or breach of contract by any third parties in connection with any customer lists or other proprietary information included in any account or asset acquisition by the Company.

                 5.30     Work in Process.

                 All work in process in connection with the installation of alarm monitoring equipment has been sold in accordance with the Company's standard pricing and sales policies and practices.

                 5.31     Material Documents of the Company.

                 Included in Schedule 5 is a list identifying all material contracts(1), licenses, authorizations and applications therefore relating to, or affecting, and in which the Company is a party, which are not elsewhere described herein (excluding any such items set forth in the Excluded Assets
List), including, without limiting the generality of the foregoing, any and all agreements whereby the Company acquired the operations, stock, or substantially all of the assets and/or accounts of any other alarm company. In addition,
Schedule 5 indicates, with respect to any agreements, licenses, authorizations, applications or other similar documents included in the Assets or Assumed Liabilities and listed on any other schedule to this Agreement, those which, in the absence of specific waiver, consent, modification, renewal, replacement or other action, may, upon or as a result of the consummation of this Agreement and the purchase and sale of the SHI Stock pursuant hereto, terminate, expire, be modified, be subject to termination by a party other than the Company or in any respect not remain in full force and effect or be breached by the Company. Stockholders are not aware of any facts that would lead a reasonable person to believe that a third party intends to cancel its contract or contracts with the Company or that a third party is entitled to terminate any such contract. The Company does not have any warranty obligations under any of its contracts or accounts, except customary warranties given in the ordinary course of business and set forth in the Contracts.





__________________________________

    (1) A material contract is any contract or commitment (i) not made in the ordinary course of Company's business or (ii) which commits the Company to spend more than $1,000.00 from the date hereof and which is not cancelable at Company's discretion without penalty to Company.

Page 26 -  AGREEMENT FOR STOCK PURCHASE

                 5.32     Monitoring.

                 All of the Alarm Accounts are monitored on telephone lines which are owned and controlled by Alarm Monitoring Services, Inc. ("AMS"). Many of the Alarm Accounts are on telephone lines that have no other alarm company accounts. Other telephone lines have a high percentage of Alarm Accounts by number. A definitive plan for the transition of selected telephone lines and the reprogramming of Alarm Accounts is contained in the AMS Agreement attached as Schedule 8.4. None of the Alarm Accounts are monitored by long range radio. All of the Alarm Account Subscribers who are monitored by derived channels are billed directly by the utilities for telephone charges relating to monitoring by derived channels, and therefore such charges are not included in QRR.

                 5.33     Alarm Systems and Equipment.

                 All of the alarm systems in which the protective devices are owned by the Company are in good working order and condition, ordinary wear and tear, routine service needs and Subscriber misuse or non-use excepted, and such alarm system equipment has been installed in accordance with good workmanlike practices prevailing in the industry at the time of installation. All alarm systems and equipment of the Company conform in all material respects to the Contract pursuant to which it was installed and comply with all material applicable laws, rules, regulations and codes at the time of its installation. All of the machinery, equipment, and motor vehicles (whether owned or leased) included among the Assets are in good operating condition and repair, normal wear and tear excepted.

                 5.34     Location of Alarm Account Subscribers.

                 All of the Alarm Account Subscribers are located in Washington, Oregon, Idaho, California, Arizona, New Mexico and Nevada ("Buyer's Existing Market").

                 5.35     Oral Accounts.

                 All agreements, representations and warranties made by Company to the Subscribers whose Alarm Accounts are not documented by an executed contract are identical to and no greater in scope of duties, obligations or liabilities than are contained in the Contracts.

                 5.36     Schedules Delivered at Execution.

                 All of the schedules described in this Agreement and prepared by Stockholders which are being delivered to Buyer upon execution hereof (i) are true, accurate and complete, as of the Closing Date and (ii) have been prepared in conformity with the provisions of this Agreement.





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
                 5.37     No Material Misstatements.

                 No representation or warranty by Stockholders contained in this Agreement, or in any Exhibit or Schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

                 6.       Representations, Warranties and Agreements of Buyer.

         Except as set forth on Schedule 6 ("Buyer's Disclosure Schedule"), Buyer agrees, represents and warrants as follows:

                 6.1      Corporate Status of Buyer.

                 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to conduct business in the States of Oregon and Washington as a foreign corporation. Buyer has full corporate power and corporate authority to purchase and acquire the SHI Stock as herein provided.

                 6.2      Authorization of Buyer.

                 This Agreement has been duly executed and delivered by Buyer and constitutes a valid obligation legally binding on Buyer and is enforceable against Buyer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. No registration, declaration or filing with any governmental or administrative authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

                 6.3      Litigation.

                 There are no claims, litigation, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer which would have a material adverse impact on Buyer's ability to perform all of its duties and obligations under this Agreement.

                 6.4      Brokers.

                 Buyer has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.





Page 28 -  AGREEMENT FOR STOCK PURCHASE

                 6.5      Investment Intent.

                 Buyer is acquiring the SHI Stock for its own account and not with a view to any public resale or distribution. Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended ("Securities Act"). Buyer acknowledges that the SHI Stock has not been registered under the Securities Act or registered or qualified under the securities laws of any state and may not be offered, sold, pledged, hypothecated or otherwise transferred unless so registered or qualified or unless an exemption from the registration requirements under the Securities Act and any applicable state securities laws is available.

         7.      Covenants of Stockholders.

                 7.1      Stub Tax Return Filing.

                 Stockholders, at their sole expense, agree to prepare and to file within the applicable filing time limits all federal, state and local tax returns of the Company for all periods prior to the Closing Date which are required to be filed and shall provide Buyer with copies of all such returns and related work papers.

                 7.2      Excluded Liabilities.

                 Stockholders agree to assume, discharge and hold Company and Buyer harmless from any liability for the Excluded Liabilities.

         8.      Covenants of the Buyer.

                 8.1      Access to Books and Records.

                 For a period of three (3) years after the Closing Date, Buyer agrees that Stockholders and their representatives shall have reasonable access to all books and records of the Company to the extent that such access is lawful and may reasonably be required by the Stockholders in connection with matters relating to or affected by the operations of the Company prior to the Closing Date, including without limitation tax matters and pending litigation. Such access shall be afforded by Buyer during normal business hours.

                 8.2      Payment of Assumed Liabilities.

                 Buyer agrees to assume, discharge and hold Stockholders harmless from any liability for the Assumed Liabilities.





Page 29 -  AGREEMENT FOR STOCK PURCHASE

                 8.3      Voice Telephone Lines.

                 In the event Buyer determines that the Company no longer needs any of the voice Telephone Lines, which are not used for monitoring any of the Alarm Accounts, then Buyer shall notify Stockholders in writing, and Stockholders shall have fourteen (14) days from the date of such written notice to exercise the option to take over ownership and control of the voice Telephone Lines described in the notice. If Stockholders, or any of them, notify Buyer of the exercise of the option, Company shall execute such supersedure or letter of agency documents as may be required by the telephone company to transfer such lines to the Stockholder or Stockholders who have exercised the option, and such Stockholder or Stockholders shall assume liability for all charges relating to such voice Telephone Lines from and after the date of transfer of the voice Telephone Lines to the Stockholder or Stockholders. If the Stockholders do not exercise the option to take over possession and control of the voice Telephone Lines within 14 days after the date of the notice, Company may abandon or otherwise transfer the Telephone Lines to any party.

                 8.4      Post-Closing Monitoring, Service and Repair.

                 Alarm Monitoring Services, Inc. ("AMS") has been performing the monitoring of the Alarm Accounts. AMS and Company will enter into an agreement in the form attached hereto as Schedule 8.4 for AMS to continue to monitor the Alarm Accounts after the Closing.

         9.      Indemnification By Stockholders.

                 9.1      Indemnification.

                 Notwithstanding any investigation by Buyer, Stockholders agree to indemnify, hold harmless and defend Buyer, including Buyer's agents, employees, officers, directors, and subsidiary and parent corporations (collectively, the "Buyer Parties") from and against, and to reimburse the Buyer Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees, incurred by the Buyer Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Stockholders made in this Agreement or the schedules or exhibits hereto; (ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Stockholders under this Agreement; (iii) any liabilities of the Company to third parties of any nature arising out of any act performed or state of facts suffered to exist by the Company on or prior to the Closing Date, other than (a) Assumed Liabilities in the amount set forth in subparagraph (a) and (b) of Schedule 1.4, and (b) performance of the duties and obligations under the written contracts with Subscribers included in the Assumed Liabilities after the Closing Date; (iv) any claim or liability arising out of or related to the litigation and claims, or threats thereof, described in Schedule 9.1(iv) ("Existing Litigation Claims"); and (v) the failure by the Company or its predecessors to comply, prior to the Closing Date, with any "three (3) day right of rescission" law or similar right of





Page 30 -  AGREEMENT FOR STOCK PURCHASE
rescission statute covering any of the Alarm Accounts. This indemnification extends to any losses suffered or costs incurred by the Buyer Parties arising out of or relating to claims pursuant to this Section 9.1, including, without limitation, reasonable attorneys' fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Buyer Parties pursuant to this Section 9.1 shall hereinafter be referred to as a "Buyer's Claim."

                 9.2      Survivability.

                 In order for any Buyer Parties to be entitled to indemnification for a Buyer's Claim as provided for in Section 9.1, a notice of Buyer's Claim must be submitted to Stockholders within the following applicable time limitations:

                 (a) Except as provided in Section 9.2(b) or in cases of fraud or intentional misrepresentation, a Buyer's Claim pursuant to Section 9.1(i) must be submitted on or before December 31, 1997; and

                 (b) A Buyer's Claim pursuant to Section 9.1(i) for a breach of Sections 5.5, 5.11 and 5.13 must be submitted before the expiration of the applicable statute of limitations relative to such Buyer's Claim; and

                 (c) A Buyer's Claim pursuant to Section 9.1(ii) for a breach of Section 17 must be submitted before the expiration of the applicable statute of limitations relative to such Buyer's Claim; and

                 (d) All other Buyer's Claims must be submitted on or before December 31, 1999.

                 9.3      Buyer's Claim Basket and Liability Limit.

                 With the exception of Buyer's Claims under Section 9.1(iv), Stockholders' obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Buyer's Claims must first exceed $50,000 ("Buyer's Claim Basket"). In no event shall the total liability of the Stockholders for all Buyer's Claims exceed the Purchase Price ("Liability Limit"); provided however, any Buyer's Claim resulting from Stockholders' (or their designee's) failure to pay or otherwise satisfy any of the Excluded Liabilities shall not be included in the Buyer's Claim Basket or Liability Limit described in this Section 9.3.

                 9.4      Notice; Tendering Defense to Stockholders.

                 Stockholders' obligation to indemnify and reimburse Buyer hereunder are subject to prior written thirty (30) day notice by Buyer of a Buyer's Claim, unless the Buyer's Claim involves litigation, in which case Buyer shall provide Stockholders with notice of such litigation within





Page 31 -  AGREEMENT FOR STOCK PURCHASE
twenty (20) days after receipt of such complaint by Buyer; and provided, however, that Stockholders shall have the right to defend any Buyer's Claim made by a third party, and Stockholders shall have the right to control the defense, settlement or compromise of such Buyer's Claim and Buyer shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Buyer's interest, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Buyer's Claim) exceeds the Stockholders' Liability Limit, as such term is defined in Section 9.3, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall control the defense, settlement or compromise of any Buyer's Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Buyer's Claim) do not exceed the Buyer's Claim Basket, and after the Buyer's Claim Basket has been exceeded, Buyer shall control the defense, settlement or compromise of any Buyer's Claim where the damages demanded or alleged or prayed for in the complaint do not exceed the sum of $2,500, and Stockholders shall have no right to be kept informed or to participate in such litigation.

                 In addition, Stockholders will indemnify and hold harmless Buyer from, for and against any costs and expenses (including attorneys' fees at trial and in any appeal) which it may suffer or incur in connection with enforcement of the indemnification obligation of the Stockholders hereunder.

                 9.5      Right of Setoff.

                 In addition to the rights of Buyer under Sections 9.1 through 9.4, Stockholders agree that Buyer shall have the right at any time following the Closing Date to setoff against any amounts payable to Stockholders under this Agreement an amount equal to any and all losses, damages, liabilities, costs and expenses incurred by Buyer, including without limitation, reasonable attorney fees, for which Buyer has a right to indemnification under Sections
9.1 through 9.4.

         10.     Indemnification by Buyer.

                 10.1     Indemnification.

                 Notwithstanding any investigation by Stockholders, Buyer agrees to indemnify, hold harmless and defend Stockholders, including Stockholders' agents (collectively, the "Stockholder Parties") from and against, and to reimburse the Stockholder Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees, incurred by the Stockholder Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Buyer made in





Page 32 -  AGREEMENT FOR STOCK PURCHASE
this Agreement or the schedules or exhibits hereto, (ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Buyer under this Agreement, or (iii) any liabilities of the Company to third parties of any nature arising out of any act performed or state of facts suffered to exist by the Company on or after the Closing Date. This indemnification extends to any losses suffered or costs incurred by the Stockholder Parties arising out of or relating to claims pursuant to this Section 10.1, including, without limitation, reasonable attorneys' fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Stockholder Parties pursuant to this Section 10.1 shall hereinafter be referred to as a "Stockholders' Claim."

                 10.2     Survivability.

                 In order for any Stockholder Parties to be entitled to indemnification for a Stockholders' Claim as provided for in Section 10.1, a notice of Stockholders' Claim must be submitted to Buyer within the following applicable time limitations:

                 (a)      Except in cases of fraud or intentional
                          misrepresentation, a Stockholders' Claim pursuant to
                          Section 10.1(i) must be submitted on or before December 31, 1997; and

                 (b) All other Stockholders' Claims must be submitted on or before December 31, 1999.

                 10.3     Stockholders' Claim Basket and Liability Limit.

                 Buyer's obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Stockholders' Claims must first exceed $50,000 ("Stockholders' Claim Basket"). In no event shall the total liability of the Buyer for all Stockholders' Claims exceed the Purchase Price ("Buyer's Liability Limit"); provided however, any Stockholders' Claim resulting from Buyer's (or its designee's) failure to pay or otherwise satisfy any of the Assumed Liabilities up to the amounts set forth in Schedule
1.4 shall not be included in the Stockholders' Claim Basket or Buyer's Liability Limit described in this Section 10.3.

                 10.4     Notice; Tendering Defense to Buyer.

                 Buyer's obligation to indemnify and reimburse Stockholders hereunder is subject to prior written thirty (30) day notice by Stockholders of a Stockholders' Claim, unless the Stockholders' Claim involves litigation, in which case Stockholders shall provide Buyer with notice of such litigation within twenty (20) days after receipt of such complaint by Stockholders; provided, however, that Buyer shall have the right to defend any Stockholders' Claim made by a third party, and Buyer shall have the right to control the defense, settlement or compromise of such Stockholders' Claim and Stockholders shall have the right to be kept currently informed and to





Page 33 -  AGREEMENT FOR STOCK PURCHASE
reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Stockholders' interests, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Stockholders' Claim) exceeds the Buyer's Liability Limit, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Provided, however, that Stockholders shall control the defense, settlement or compromise of any Stockholders' Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Stockholders' Claim) do not exceed the Stockholders' Claim Basket, and after the Stockholders' Claim Basket has been exceeded, Stockholders shall control the defense, settlement or compromise of any Stockholders' Claim where the damages alleged or prayed for in the complaint do not exceed the sum of $2,500, and Buyer shall have no right to be kept informed or to participate in such litigation.

                 In addition, Buyer will indemnify and hold harmless Stockholders from, for and against any costs and expenses (including attorneys' fees at trial and in any appeal) which they may suffer or incur in connection with enforcement of the indemnification obligation of the Buyer hereunder.

         11.     Conditions Precedent to Obligations of Buyer.

         All obligations of Buyer at the Closing are subject, at Buyer's option, to the fulfillment prior to or at the Closing by the Stockholders of each of the following:

                 11.1     Agreement and Schedules.

                 The execution and delivery by Stockholders of all Schedules and Exhibits required by this Agreement to be delivered on the Closing Date.

                 11.2     Corporate Actions of the Company.

                 The receipt by Buyer of the resignations of all of the directors and officers of the Company as and to the extent requested by Buyer.

                 11.3     Authorization of Company.

                 The Board of Directors and Stockholders of the Company shall, to the extent required by applicable law, have approved this Agreement and the Plan of Share Exchange. Certified copies of the Company's Board of Directors minutes authorizing the transactions contemplated by this Agreement shall be delivered to Buyer.





Page 34 -  AGREEMENT FOR STOCK PURCHASE

                 11.4     Good Standing Certificate.

                 Receipt by Buyer of a certificate from the Washington Secretary of State and in all states where Company conducts business as a foreign corporation, dated as close to the Closing Date as possible, stating that the Company is an existing Washington corporation or a foreign corporation in good standing.

                 11.5     No Pending Litigation.

                 There shall not be pending or threatened any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item that is not disclosed in Schedule 5 shall have been instituted or threatened prior to the Closing Date that, if concluded adversely to the Company, would be materially adverse to Buyer's ownership of the Stock and operation of the Assets and business of Company.

                 11.6     Company Stock Certificates.

                 Receipt by Buyer of the SHI Stock certificates and executed transfer documents.

                 11.7     Agreement With AMS.

                 The execution and delivery by AMS of a satisfactory agreement with the Company to provide monitoring services for a period of two years after the Closing Date.

                 11.8     Agreement With Escrow Agent.

                 The execution and delivery by the Escrow Agent and Stockholders of a satisfactory Escrow Agreement relating to the shares of Pro One Stock which make up the Deferred Payment.

                 11.9     Registration Rights Agreement.

                 Stockholders shall have executed and delivered to Buyer the Registration Rights Agreement and Affidavit and Agreement of Prospective Investor in the form attached hereto as Schedule 11.9.





Page 35 -  AGREEMENT FOR STOCK PURCHASE

                 11.10    Lease Consents.

                 Receipt by Buyer of all consents, if applicable, from all lessors as a result of the change in control of the Company.

                 11.11    Opinion Letter of Stockholders' Legal Counsel.

                 Receipt by Buyer of the opinion of Stockholders' legal counsel in a form acceptable to Buyer.

                 11.12    Miscellaneous.

                 Receipt by Buyer of all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.

         12.     Conditions Precedent to Obligations of Stockholders.

         All obligations of Stockholders at the Closing are subject, at the option of Stockholders, to the fulfillment prior to or at the Closing by Buyer of each of the following:

                 12.1     Pro One Stock Certificates.

                 Receipt by Stockholders of the Pro One Stock certificates in the amount of the Closing Payment and delivery to the Escrow Agent of the Pro One Stock certificates which constitute the Deferred Payment.

                 12.2     Authorization of Buyer.

                 The Board of Directors of Buyer shall have approved, to the extent required under applicable law or Buyer's Certificate of Incorporation and Bylaws, (i) the Agreement and the execution and delivery hereof by the Buyer, and (ii) the performance by Buyer of all of its obligations pursuant to this Agreement. Certified copies of Buyer's Board of Directors minutes authorizing the transactions contemplated by this Agreement shall be delivered to Stockholders.

                 12.3     Agreement With AMS.

                 The execution and delivery by AMS of a satisfactory agreement with the Company to provide monitoring services for a period of two years after the Closing Date.





Page 36 -  AGREEMENT FOR STOCK PURCHASE

                 12.4     Agreement With Escrow Agent.

                 The execution and delivery by the Escrow Agent and Buyer of a satisfactory Escrow Agreement relating to the shares of Pro One Stock which make up the Deferred Payment.

                 12.5     Registration Rights Agreement.

                 Parent shall have executed and delivered to Buyer the Registration Rights Agreement in the form attached hereto as Schedule 11.9.

                 12.6     Opinion Letter of Buyer's Legal Counsel.

                 Receipt by Stockholders of the opinion of Buyer's legal counsel in a form acceptable to Stockholders.

         13.     Expenses.

         Buyer, the Company, and Stockholders shall each pay all of their own respective expenses incurred by or on behalf of each of them in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, all due diligence, legal and accounting expenses.

         14. Nature of Statements and Survival of Representations, Warranties And Agreements.

         All statements of fact and only those statements of facts contained in any written statement, certificate, exhibit, schedule or other document delivered by or on behalf of the parties pursuant hereto or in connection with the consummation of the transactions contemplated hereby are deemed representations and warranties made hereunder. All covenants, representations, warranties and agreements made by the parties hereunder shall survive the Closing Date, the delivery of the SHI Stock and Pro One Stock, and the dissolution and liquidation of any party hereto and remain effective regardless of any investigation at any time (whether before or after the date of this Agreement) made by or on behalf of any party or of any information any party may obtain or have (whether before or after the date of this Agreement) in respect thereof and regardless of any non-exercise by a party of any rights hereunder.

         15.     Arbitration.

         All disputes between Buyer and Stockholders in connection with this Agreement, including without limitation, those involving the Purchase Price, Final Purchase Price Schedule, and QRR Guaranty, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, this agreement to arbitrate





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
shall not apply to any disputes if either party is a debtor in a proceeding under the Federal bankruptcy laws or to any claims and disputes arising out of or relating to the non-competition and nonsolicitation agreement of Stockholders. Buyer and Stockholders agree that the location of all arbitration hearings or other court appearances to this Agreement shall be in Multnomah County, Oregon, and Buyer and Stockholders submit to the jurisdiction of the Oregon courts for entry of judgment of the arbitration award.

         16.     Transition Support.

         After the Closing Date and continuing for a period of no less than ninety (90) days and no more than one hundred twenty (120) days, Stockholders, at no cost to Buyer, shall make the former "key" executives of Company listed in Schedule 16 (who terminated their employment with Company as of or prior to the Closing Date) reasonably available to respond to Buyer's questions as necessary to assist Buyer during such period with the transition of Assets, business and operations to Buyer as a result of the sale contemplated hereby. There will be no charge to Buyer for such transition assistance, other than reimbursement for reasonable out-of-pocket expenses directly incurred in connection with any travel or other expenses undertaken at the written request of Buyer. The assumed business names listed on Schedule 1.3(b) have been transferred by Company to Stockholders or any of their affiliated companies, Company shall be allowed to continue to use such assumed business names in connection with servicing the Alarm Accounts and in connection with the transition of ownership of such Alarm Accounts for a period of one (1) year from the date of this Agreement. Company shall not use such assumed business names in connection with soliciting any new customers.

         17.     Nonsolicitation and Confidentiality.

                 17.1     Nonsolicitation Covenants.

                 For this Section 17.1 only, the term "Alarm Accounts" shall mean only the Qualified Accounts. Stockholders agree that for ten (10) years following the date of this Agreement, Stockholders will not, individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, directly or indirectly, in or with regard to any Alarm Accounts in the States of Oregon, Idaho and Washington, solicit, divert or knowingly accept orders for sale or leasing, installation,





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
maintenance or monitoring of alarm systems or for providing armed response services from any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date. Stockholders also agree for that ten (10) years following the date of this Agreement, if any of the Stockholders individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, directly or indirectly, in or with regard to any Alarm Accounts in the States of Oregon, Idaho and Washington, solicit, divert or unknowingly accept orders for sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services from any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date, that Stockholders shall be responsible for notifying Buyer promptly (but in no event more than thirty (30) days after discovery of such Subscriber's alarm account) and shall, upon request of Buyer, transfer to Buyer such Subscriber's alarm account, at no cost to Buyer, plus all amounts prepaid by such Subscriber for monitoring and other services to be performed by Buyer after the date of such transfer. Before accepting new customers at Hugh Edward or any other alarm companies in which either Herbert H. Warrick, Jr. or Russell
E. VanDevanter has any ownership interest or management responsibility, they shall determine if the new customer's address is the same address as any of the Subscribers, and shall not, within ten (10) years after the date of this Agreement, accept such new customer if the customers' Alarm Account was owned by Company. The parties agree that general advertising which is not directed to or targeted to the Subscribers shall not violate the nonsolicitation restrictions set forth herein, so long as all other restrictions against diverting or knowingly accepting orders for sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services are observed. Stockholders also agree that, for five (5) years following the date of this Agreement, Stockholders will not, individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, recruit, offer to employ, or otherwise solicit the employment of any person who was at any time within three (3) months prior to such action an employee of Buyer or to whom the Company has extended an offer to continue their employment after the Closing Date; provided however, that a general classified advertisement which is not directed to Buyer's or Company's employees shall not violate the restrictions set forth herein so long as no offer of employment is made to any employee of Buyer or Company or to a person who was an employee of Buyer or Company within the previous three (3) months. Buyer recognizes that Stockholders own and operate a subcontract central station (AMS) and this Agreement places no restrictions on alarm company customers of AMS where Stockholders have no other financial interest in the alarm company.

                 17.2     Nondisclosure of Confidential Information.

                 Stockholders agree to maintain as secret and confidential all "Confidential Information," as defined herein, and agree not to use, disclose, transfer, sell, or make such information available to any successors or third parties, except as authorized in advance and in writing by Buyer or in the following circumstances: (a) as required in order to comply with any subpoena, court order or applicable law, provided that the disclosing party shall use its best efforts to give Buyer prior written notice of such disclosure; or (b) if such information becomes publicly available not due to the fault of Stockholders. The term "Confidential Information" means any trade secrets, proprietary or other information which is either reasonably designated in writing to Stockholders as confidential by Buyer or reasonably known by Stockholders to be confidential relating to the Alarm Accounts or Assets, including without limitation, any of the following information, which is hereby designated as confidential: any customer or Subscriber lists; any lists,





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
notes, or compilations which contain the names, addresses, telephone numbers, or any contract information for or relating to the Subscribers; monitoring information and Subscriber codes and passwords; and copies of contracts, agreements, and related documents between Company and the Subscribers under the Alarm Accounts.

                 17.3     Enforcement.

                 Stockholders acknowledge and agree that the time, scope, geographic area and other provisions of Sections 17.1 and 17.2 have been specifically negotiated by sophisticated parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances. Stockholders further agree that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Sections 17.1 and 17.2 are unenforceable for any reason, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. Stockholders agree that Buyer will suffer irreparable harm if any of the Stockholders fail to comply with the provisions of Section 17 this Agreement and that Buyer will be entitled to injunctive relief to enforce the terms of this Agreement in addition to any other remedies available to Buyer.

         18.     Miscellaneous.

                 18.1     Notices.

                 Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is served personally, or by facsimile (with verbal verification of complete receipt), service shall be conclusively deemed made at the time of such personal service or facsimile transmission. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:



         If to Stockholders:                       Herbert H. Warrick, Jr.
              (other than Maria                    Russell E. VanDevanter
              M. VanDevanter)                      P. O. Box 65027
                                                   Seattle, Washington  98115
                                                   Facsimile:  (206) 362-7650





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
With a copy to:                       Douglass A. Raff
                                      Graham & James, LLP/Riddell Williams, P.S.
                                      1001 Fourth Avenue Plaza, Suite 4500
                                      Seattle, Washington 98154
                                      Facsimile:  (206) 389-1708

If to Maria M. VanDevanter:           Maria M. VanDevanter
                                      7537 Roosevelt Way NE
                                      Seattle, Washington  98115


With a copy to:                       Larry W. Hopt
                                      PO Box 19300
                                      Seattle, Washington  98109
                                      Facsimile:  (206) 527-3735

If to Buyer:                          Protection One Alarm Monitoring, Inc.
                                      3900 S.W. Murray Blvd.
                                      Beaverton, Oregon  97005
                                      Attention:  John E. Mack, III
                                      Facsimile:  (503)  520-6099

With a copy to:                       Mark R. Wada
                                      Farleigh, Wada & Witt, P.C.
                                      121 S.W. Morrison Street, Suite 600
                                      Portland, Oregon  97204
                                      Facsimile:  (503) 228-1741

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

                 18.2     Modifications or Amendments.

                 No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto.





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
                 18.3     Waiver.

                 No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

                 18.4     Knowledge of Parties.

                 Where any representation or warranty contained in this Agreement is expressly qualified by a reference to knowledge, information and/or belief of the party making such representation and warranty, such party shall have made reasonable inquiry as to the matters that are the subject of such representations and warranties.

                 18.5     Successors and Assigns.

                 All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

                 18.6     Separate Counterparts.

                 This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                 18.7     Further Assurances.

                 Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                 18.8     Applicable Law and Severability.

                 This document shall, in all respects, be governed by and construed in accordance with the laws of the State of Oregon. If any provisions of this Agreement are found to be unenforceable or invalid, the remaining provisions shall nevertheless be enforceable. If feasible, the term or provision which is found to be unenforceable or invalid shall be deemed to be modified or limited to the extent necessary to be valid and enforceable.





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
                 18.9     Attorneys' Fees and Costs.

                 In the event any action is instituted by a party hereto to enforce any of the terms or provisions hereof, the prevailing party in such action, as determined by the court, shall be entitled to such reasonable fees, costs and expenses at trial, on appeal and in connection with any review.

                 18.10    Captions.

                 Any captions to the sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement and shall not be used for the determination of the validity of this Agreement or any provision therefor.

                 18.11    Entire Agreement.

                 This document, together with any exhibits, schedules or documents attached hereto, or delivered and initialed by the parties in connection herewith, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement.

                 18.12    Confidentiality.

                 Each party shall hold in confidence the fact of the existence of and all economic and other terms of this Agreement and the transactions contemplated herein (collectively, "Confidential Terms"). The parties agree that disclosure of any Confidential Terms shall be limited solely to management of and advisors to Buyer and Stockholders on a "need to know" basis, and such management and advisors shall be advised of and agree to be bound by the provisions of this Section 18.12. In furtherance and not in limitation of the foregoing, no statements shall be issued regarding this Agreement or the economic or other terms of the transactions contemplated herein without the prior written consent of Buyer and Stockholders. Notwithstanding anything to the contrary set forth in this Agreement or any other documents executed by the parties, Buyer is authorized to disclose the existence of and all economic and other terms of this Agreement in connection with any state or federal securities filings, offering circulars, registration statements, or loan agreements of Buyer or its parent company, Protection One, Inc.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


STOCKHOLDERS:

                                        ________________________________________
                                        Herbert H. Warrick, Jr.





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
                                        ________________________________________
                                        Ramona L. Warrick


                                        ________________________________________
                                        Russell E. VanDevanter


                                        ________________________________________
                                        Maria M. VanDevanter


BUYER:                                  PROTECTION ONE ALARM MONITORING, INC.


                                        By:_____________________________________
                                        Its:____________________________________





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